Exhibit 16

[Arthur Andersen LLP Letterhead]

May 23, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated May 23, 2002 of Axsys Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP